Exhibit 10.1

EXECUTION VERSION

Settlement, Termination and Mutual Release Agreement

This Settlement, Termination and Mutual Release Agreement (the “Settlement and Release Agreement”) is entered into this 16th day of May, 2025 (the “Effective Date”), between Venhub Global, Inc., a Delaware Company, including, its directors, principals, and stockholders (“Venhub”); SSO, LLC, a Wyoming limited liability company (“SSO”); Shahan Ohanessian, an individual; Shoushana Ohanessian, an individual (together with SSO and Shahan Ohanessian, the “Stockholders”); and Target Global Acquisition I Corp., a Cayman Islands exempted company (“TGAA”); Vital Merger Sub 1 Corp., a Delaware corporation and wholly owned subsidiary of TGAA (“Merger Sub 1”); Vital Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of TGAA (“Merger Sub 2”); and CIIG Management III LLC (“CIIG Management,” and together with TGAA, Merger Sub 1, and Merger Sub 2, the “TGAA Parties” and each a “TGAA Party”). Venhub, the Stockholders, and the TGAA Parties are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Venhub (which was then known as Autonomous Solutions, Inc.) and CIIG Management entered into a letter of intent dated May 24, 2024 (the “CIIG Letter of Intent”), which was later terminated;

WHEREAS, Venhub and certain of the TGAA Parties entered into an Agreement and Plan of Merger, also referenced as a Business Combination Agreement, dated December 2, 2024 (“BCA”), pursuant to the terms and conditions and as more fully set forth in the BCA; and

WHEREAS, pursuant to the BCA, and as Exhibit A thereto, Venhub, TGAA, and the shareholders of TGAA party thereto entered into an Insider Support Agreement, dated December 2, 2024 (the “Insider Support Agreement); and

WHEREAS, pursuant to the BCA, and as Exhibit B thereto, the Stockholders entered into a Stockholders’ Support Agreement (“SSA”), dated December 2, 2024, acknowledged by TGAA and Venhub; and

WHEREAS, pursuant to the BCA, and as Exhibit C thereto, Venhub and TGAA entered into a Lock-Up Agreement, dated December 2, 2024, (the “Lock-Up Agreement” and together with the BCA, the SSA, and the Insider Support Agreement, the “Contracts”); and

WHEREAS, a Verified Complaint was filed on February 21, 2024 in the Delaware Court of Chancery in the case: Target Global Acquisition I Corp. v. Venhub Global Inc., SSO LLC, Shahan Ohanessian, and Shoushana Ohanessian, C.A. No. 2025-0191- BWD (the “Litigation”); and

WHEREAS, the Parties desire to settle the Litigation and terminate the Contracts and release each other from any and all claims that they had, have or may have arising out of or in connection with these events, in exchange for the payment and delivery of certain consideration as more fully described below;

NOW THEREFORE, in consideration of the undertakings of the Parties as set forth in this Settlement and Release Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Termination of the Contracts. The Parties mutually agree that the Contracts shall be terminated upon the delivery to TGAA of the full Settlement Consideration required by Paragraph 2 (the “Termination Date”). Upon the Termination Date, the Contracts shall have no further force or effect, except with the sole exception of the “Confidentiality Provision” of Sections VII.5, IX.2 of the BCA.

2. Consideration. In full satisfaction of its payment obligations under the Contracts, and as adequate consideration for the early termination of the Contracts as set forth herein, the Parties agree to the following consideration to be provided to TGAA (the “Settlement Consideration”): (i) $225,000.00 in cash presently being held in trust by Smith Eilers, PLLC, and which shall be paid via wire transfer to be initiated within three business days of receipt of a fully executed copy of this Agreement; (ii) Issuance of a Senior Secured Note in the amount of $2,500,000.00, in the form attached hereto as Appendix “A”; (iii) Issuance of 3,462,375 settlement shares (the “Settlement Shares”) to TGAA as more specifically described, and pursuant to the “Lock Up Arrangement” in Appendix “B”; and (iv) delivery of a fully executed investor rights agreement in the form attached hereto as Appendix “C.” Other than the consideration specifically referenced in this Section 2, and the Appendices “A,” “B,” and “C” referenced herein, the Parties acknowledge and agree that no additional consideration of any kind is due from either Party with respect to the Contracts.

3. Mutual Release.

(a) Venhub and the Stockholders, for themselves and their respective officers directors, members, managers, predecessor entities, successors and assigns, parents, subsidiaries, affiliates, and heirs (“Venhub Releasing Parties”), fully release and discharge the TGAA Parties and their parents, subsidiaries and affiliates and each of their respective officers, directors, managers, managing directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, affiliates, stockholders, employees, attorneys, accountants and other advisors and agents, for the avoidance of doubt specifically including but not limited to Michael Minnick and Target Global Sponsor Ltd., (collectively, “TGAA Released Parties”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, arising out of, or relating to the CIIG Letter of Intent, any of the Contracts or the transactions contemplated thereby and including any acts, omissions, disclosure or communications related to the Contracts or the transactions contemplated thereby, specifically including, but not limited to, those claims that were or could have been asserted by any Party in the Litigation, any and all claims arising out of, or relating to the Note Purchase Agreements1, the First Bridge Financing, the Second Bridge Financing, or the Minimum Cash Requirement, and any and all claims arising out of, or relating to any efforts by any of the TGAA Released Parties to obtain consents from Venhub noteholders in connection with this Settlement and Release Agreement and the Settlement Consideration (the “Venhub Released Claims”); provided that, for the avoidance of doubt, nothing contained herein shall be deemed to release any Party from its obligations under this Agreement, or the Confidentiality Provision expressly deemed to survive under this Agreement.

[1]	All capitalized terms used and not otherwise defined herein have the same meaning ascribed to them in the BCA.

(b) The TGAA Parties, for themselves and their officers, directors, members, managers, predecessor entities, successors and assigns, parents, subsidiaries, affiliates (the “TGAA Releasing Parties“), fully release and discharge Venhub and the Stockholders (specifically including, but not limited to, Shahan and Shoushana Ohanessian), and their parents, subsidiaries, affiliates, and heirs and each of their respective officers, directors, managers, managing directors, partners, members, predecessor entities, successors and assigns, parents, subsidiaries, affiliates, stockholders, employees, attorneys, accountants and other advisors and agents (collectively, the “Venhub Released Parties”, and together with the TGAA Released Parties, the “Released Parties”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, arising out of, or relating to any of the Contracts or the transactions contemplated thereby and including any acts, omissions, disclosure or communications related to the Contracts or the transactions contemplated thereby, specifically including, but not limited to those claims that were or could have been asserted by any Party in the Litigation (“TGAA Released Claims”, and together with the Venhub Released Claims, the “Released Claims”); provided, however, that (i) the releases granted by the TGAA Releasing Parties in this Paragraph 3 are expressly contingent upon receipt by TGAA of the full Settlement Consideration required by Paragraph 2; and (ii) for the avoidance of doubt, nothing contained herein shall be deemed to release any Party from its obligations under this Settlement and Release Agreement, or the Confidentiality Provision expressly deemed to survive under this Agreement.

4. Scope of Release and Discharge. The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full and complete release and discharge of the Released Claims. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN ITS, HIS, OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY IT, HIM, OR HER, WOULD HAVE MATERIALLY AFFECTED ITS, HIS, OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5. Dismissal with Prejudice and Covenant Not to Sue. Upon receipt by TGAA of the full Settlement Consideration required by Paragraph 2, TGAA shall by and through counsel, cause to be filed a voluntary dismissal with prejudice. The Parties certify that no other or further litigation, arbitration, or legal action of any kind has been filed against another Party. Each Party expressly agrees not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim or otherwise; provided that, for the avoidance of doubt, nothing contained herein shall be deemed to prevent any Party hereto from enforcing its rights under this Agreement, or the Confidentiality Provision expressly deemed to survive under this Agreement. Any Released Party may plead this Settlement and Release Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue.

6. Effect of Termination on Contracts. Except as expressly provided in this Settlement and Release Agreement, the Parties acknowledge and agree that their respective rights and obligations under the Confidentiality Provision shall survive the termination of the Contracts pursuant to the terms and conditions as set forth therein.

7. No Claim Against the Trust Account. Notwithstanding the termination of the BCA, Venhub and the Stockholders expressly acknowledge that they have read TGAA’s final prospectus, dated December 17, 2021, the other TGAA SEC Reports and the TGAA Organizational Documents and understands that TGAA has established the Trust Account described therein for the benefit of TGAA’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement between TGAA and Continental Stock Transfer and Trust Company, dated December 17, 2021, as amended. Venhub and the Stockholders further acknowledge that, if the TGAA does not consummate a business combination by June 9, 2025, or such later date as approved by the TGAA Shareholders to complete a Business Combination, TGAA will be obligated to return to TGAA Shareholders the amounts being held in the Trust Account. Accordingly, Venhub (on behalf of itself and its affiliates and equityholders) and the Stockholders hereby waive any past, present or future claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or any right to access any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to TGAA Shareholders as a result of, or arising out of, in connection with or relating in any way to this Agreement or the Transactions with TGAA; provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit Venhub’s and the Stockholders’ right to pursue a claim against TGAA for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with this Settlement and Release Agreement (including a claim for TGAA to specifically perform its obligations under this Settlement and Release Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that Venhub and the Stockholders may have in the future against TGAA’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than to TGAA Shareholders in connection with redemptions effected prior to a Business Combination) and any assets that have been purchased or acquired by TGAA or any successor thereof or any of their respective Affiliates with any such funds or otherwise following a Business Combination). This Section 7 shall survive the termination or fulfillment of this Settlement and Release Agreement for any reason. In the event that, following the valid termination or fulfillment of this Settlement and Release Agreement, Venhub, the Stockholders, or any of its controlled affiliates commences any proceeding against or involving the Trust Account, TGAA shall be entitled to recover from such Person its reasonable out-of-pocket legal fees and costs in connection with any such proceeding.

8. Fees and Expenses. Each Party hereto shall bear its own fees and expenses (including attorneys’ fees) incurred in connection with the Contracts, the Litigation, this Settlement and Release Agreement and the consummation of the transactions contemplated hereby.

9. Representations. Each Party hereby represents and warrants that it has not assigned or otherwise conveyed or delegated, in whole or in part, any claim or right that it has or may have under or related in any manner to the Contracts to any third party or person. Each Party represents that the execution and delivery of this Settlement and Release Agreement is the duly authorized and binding act of the Party, and that the Party’s signatory hereto is duly authorized to execute this Settlement and Release Agreement on behalf of that Party.

10. No Admission of Liability. The Parties expressly agree and acknowledge that their entering into this Settlement and Release Agreement shall not be construed in any manner as an admission of any liability, obligation, or wrongdoing on the part of any Party. Each Party expressly denies any and all liability or wronging with respect to the Contracts, the Litigation, and the transaction in general.

11. Cooperation between the Parties. Each Party shall fully cooperate with the other Parties with respect to the performance of this Settlement and Release Agreement. Each Party will provide or make available to the other Party information and will execute, acknowledge, and deliver such further documents that may reasonably be required in order to effectively perform this Settlement and Release Agreement and to evidence the termination of the Contracts and to release all obligations and liabilities of the Parties thereunder.

12. Non-Disparagement. The Parties shall not disparage, orally or in writing, any other Party, including its or their business practices, acts, conduct or business, or any Party’s successors, assigns, affiliates, subsidiaries, officers, directors, accountants, attorneys, insurers, employees, investors, representatives, advisors, agents, and any others acting for or on behalf of a Party, with regard to any matter related to this Settlement and Release Agreement, the Transaction, the BCA, or the Litigation. This Paragraph 12 will not restrict or impede any Releasing Party or such other person from providing truthful statements in response to any governmental agency, applicable self-regulatory organizations having jurisdiction over a Party or its subsidiaries, rulemaking authority, subpoena power, legal process, required governmental testimony, or judicial, administrative or arbitral proceedings.

13. Governing Law and Venue. This Settlement and Release Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state. The Parties hereby agree that any dispute, claim, or controversy directly or indirectly relating to or arising out of this Settlement and Release Agreement shall be commenced in the state courts of the State of Delaware or in the United States District Court for the District of Delaware, which courts shall have exclusive jurisdiction over the adjudication of such matters and shall decide the merits of each claim on the basis of the internal laws of the State of Delaware without regard to principles of conflicts of law. THE PARTIES FURTHER AGREE AND CONSENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE OF SUCH COURTS, WAIVE ANY RIGHT TO TRIAL BY JURY, AND AGREE NOT TO ASSERT THE DEFENSE OF FORUM NON CONVENIENS WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS SETTLEMENT AND RELEASE AGREEMENT.

14. Enforcement. Each Party shall have the right to specifically enforce this Settlement and Release Agreement, except for provisions which subsequently may be held invalid or unenforceable, and/or obtain money damages and/or an injunction and equitable relief for breach of the Settlement and Release Agreement. Each Party acknowledges and agrees that money damages may not be a sufficient remedy for breach of this Settlement and Release Agreement and that, in addition to all other remedies available at law or in equity, each shall be entitled to seek equitable relief, including injunctive relief and specific performance, without proof of actual damages, and such Party shall not be required to post a bond or other security as a condition of obtaining such relief.

15. Binding Agreement. This Settlement and Release Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the Parties. There are no third-party beneficiaries to this Settlement and Release Agreement. Each Party acknowledges and agrees that it fully understands the provisions set forth in this Settlement and Release Agreement, has reviewed this document with counsel, has jointly drafted this document and its Appendices, and that each Party is voluntarily and knowingly entering into this Settlement and Release Agreement.

16. Severability. If any provision or portion of this Settlement and Release Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

17. Headings, Construction. The headings and captions appearing in this Settlement and Release Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit, or extend the scope or intent of the provisions to which they appertain. When a reference is made in this Settlement and Release Agreement to an Article, Section, or Paragraph such reference shall be to an Article, Section, or Paragraph of this Settlement and Release Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Settlement and Release Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Settlement and Release Agreement shall refer to this Settlement and Release Agreement as a whole and not to any particular provision of this Settlement and Release Agreement. The word “or” shall be deemed to mean “and/or.” The definitions contained in this Settlement and Release Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time may be amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the Parties has participated in the drafting and negotiation of this Settlement and Release Agreement. If an ambiguity or question of intent or interpretation arises, this Settlement and Release Agreement must be construed as if it is drafted by all the Parties, and no provision of this Settlement and Release Agreement shall be construed against any Party based on its authorship of any of the provisions of this Settlement and Release Agreement.

18. Counterparts. This Settlement and Release Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission or electronic signature shall be deemed as effective as an original executed signature page.

19. Notices. All notices or other communications required under this Settlement and Release Agreement shall be in writing and shall be deemed effective when received and made by either (i) hand delivery, (ii) registered mail, (iii) certified mail, return receipt requested, (iv) overnight mail, or (v) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) addressed to the Party to be notified as provided in Article X.2(a) & (b) of the BCA.

20. Waiver. No waiver of any term or right in this Settlement and Release Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of any Party to enforce any provision of this Settlement and Release Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Settlement and Release Agreement thereafter.

21. Entire Agreement; Modification. This Settlement and Release Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement or communications between the Parties, whether written, oral, electronic, or otherwise. No change, modification, amendment, or addition of or to this Settlement and Release Agreement shall be valid unless in writing and signed by authorized representatives of the Parties. Each Party hereto has received independent legal advice regarding this Settlement and Release Agreement and their respective rights and obligations set forth herein. The Parties acknowledge and agree that they are not relying upon any representations or statements made by any other Party or any other Party’s employees, agents, representatives, or attorneys regarding this Settlement and Release Agreement, except to the extent such representations are expressly set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have signed this Settlement and Release Agreement on the date first set forth below.

Target Global Acquisition I Corp.		Venhub Global, Inc.

By:	/s/ Michael Minnick	By:	/s/ Shahan Ohanessian
Name:	Michael Minnick	Name:	Shahan Ohanessian
Title:	Chief Executive Officer	Title:	CEO
Date:		Date:

Vital Merger Sub 1 Corp.		SSO, LLC

By:	/s/ Michael Minnick	By:	/s/ Shahan Ohanessian
Name:	Michael Minnick	Name:	Shahan Ohanessian
Title:	Chief Executive Officer	Title:	Member
Date:		Date:

Vital Merger Sub 2 LLC		Shahan Ohanessian

By:	/s/ Michael Minnick	/s/ Shahan Ohanessian
Name:	Michael Minnick	Date:
Title:	Authorized Person
Date:

CIIG Management III LLC		Shoushana Ohanessian

By:	/s/ Michael Minnick	/s/ Shoushana Ohanessian
Name:	Michael Minnick	Date:
Title:	Authorized Person